As filed with the Securities and Exchange Commission on May 3, 2018
Registration No. 333 - _________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact name of Registrant as specified in its charter)

Maryland        31‑0724920
(State or other jurisdiction        (I.R.S. Employer
of incorporation or organization)        Identification No.)
Huntington Center
41 South High Street
Columbus, Ohio 43287
(Address, including zip code, of principal executive offices)

Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust
(Full title of the Plan)

Jana J. Litsey, Esq.
General Counsel
Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287
614/480-8300
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies of Correspondence to:
Jack Gravelle, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [x]    Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)        Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

Calculation of Registration Fee

Title of Securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value, to be issued under the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust	500,000	$14.91	$7,455,000	$928.15

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that become issuable under the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust by reason of any future stock dividends, stock splits or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests to be offered or sold under the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust was previously registered on a Registration Statement on Form S-8 (File No. 33-44208), filed with the Securities and Exchange Commission and incorporated by reference herein..

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low sales prices of our Common Stock as reported on the NASDAQ Global Select Market as of April 30, 2018.

INTRODUCTION

A total of 386,052 shares of our common stock were registered in connection with the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust by Form S-8 Registration Statement, Registration No. 33-44208 (the “1991 Form S-8”). The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust was amended and restated effective January 1, 2005, and amended by a First Amendment to the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust effective March 6, 2009. A total of 500,000 additional shares of our common stock were registered for issuance under the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust as amended by Form S-8 Registration Statement, Registration No. 333-158335 (the “2009 Form S-8”). The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust was further amended effective May 1, 2010. A total of 500,000 additional shares of our common stock were registered for issuance under the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust as amended by Form S-8 Registration Statement, Registration No. 333-173831 (the “2011 Form S-8”). The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust was amended and restated effective January 1, 2014 to clarify administrative matters. We are registering additional shares of common stock for issuance under the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust, as amended. The contents of the 1991 Form S-8, the 2009 Form S-8, and the 2011 Form S-8 are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are incorporated by reference:

1.Annual Report on Form 10‑K for the fiscal year ended December 31, 2017;

2.Quarterly Report on Form 10‑Q for the quarter ended March 31, 2018;

3.	Current Reports on Form 8‑K, dated January 23, 2018; February 21, 2018; March 6, 2018; April 20, 2018; and April 23, 2018; and

4.
The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 3, 2018.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Jana J. Litsey
Jana J. Litsey, General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title		Date

Stephen D. Steinour*	Chairman, President, Chief	)
Stephen D. Steinour	Executive Officer, and Director	)
(Principal Executive Officer))

Howell D. McCullough III*	Senior Executive Vice President	)
Howell D. McCullough III	and Chief Financial Officer	)
(Principal Financial Officer))

Nancy E. Maloney*	Senior Executive Vice President	)
Nancy E. Maloney	and Chief Financial Officer	)
(Principal Financial Officer))

Lizabeth Ardisana*	Director	)	May 3, 2018
Lizabeth Ardisana		)

Ann B. Crane*	Director	)
Ann B. Crane		)

Robert S. Cubbin*	Director	)
Robert S. Cubbin		)

Steven G. Elliott*	Director	)
Steven G. Elliott		)

Gina D. France*	Director	)
Gina D. France		)

J. Michael Hochschwender*	Director	)
J. Michael Hochschwender		)

John C. Inglis*	Director	)
John C. Inglis		)

Peter J. Kight*	Director	)
Peter J. Kight		)

Richard W. Neu*	Director	)
Richard W. Neu		)

David L. Porteous*	Director	)
David L. Porteous		)

Kathleen H. Ransier*	Director	)
Kathleen H. Ransier		)

*By:	/s/ Jana J. Litsey
Jana J. Litsey, attorney-in-fact
for each of the persons indicated

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Huntington Bancshares Incorporated

EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4(a)
Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust, as Amended and Restated Effective January 1, 2014, filed as Appendix B to Huntington’s Proxy Statement dated March 8, 2018 for its 2018 Annual Meeting of Shareholders.

4(b)(P)
Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

5*	Opinion of Porter, Wright, Morris & Arthur LLP regarding legality.

23(a)*	Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibit 5 filed herewith).

23(b)*	Consent of PricewaterhouseCoopers LLP.

24*	Power of Attorney.

*	Filed herewith.